Exhibit 28.1

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                                           FOR IMMEDIATE RELEASE
                                           JULY 28, 1999
                                           FOR ADDITIONAL INFORMATION
                                           CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.09 per share for the quarter ended June 30, 1999. This is the sixteenth consecutive quarterly cash dividend the board has approved. The dividend will be payable on August 27, 1999 to shareholders of record on August 13, 1999.

The book value of NEIB's stock was $15.57 per share as of June 30, 1999. The last reported trade of the stock at the close of business on July 27, 1999 was $15.875 per share and the number of outstanding shares was 1,637,847.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".